INDEPENDENCE LEAD MINES COMPANY INKS AGREEMENT

Wallace, Idaho, February 13, 2008: Independence Lead Mines Company (ILDS:OTCBB) announced today that late Tuesday afternoon, it had entered into an agreement with Hecla Mining Company (HL:NYSE). The agreement will allow Hecla to acquire all of Independence Lead's mining properties and other assets. In return, Hecla will distribute 6,936,884 of its common shares to the Company. The Company will then liquidate and distribute the Hecla shares to Independence Lead shareholders at the rate of 1.2 Hecla shares for each share of Independence Lead. The agreement includes a $1.25 million break-up fee if the transaction does not close for certain reasons. Closing is expected to be completed late in the first quarter or early in the second quarter of 2008. The transaction is subject to the approval of Independence Lead's shareholders and applicable securities laws.

Independence Lead's management feels the agreement is best for its shareholders, giving good value and the opportunity to continue to participate in the metals market as Hecla shareholders.